Exhibit 99.1

Air Products and Chemical, Inc

7201 Hamilton Boulevard,

Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Fiscal Q4 Financial Results

Fourth Quarter Summary

•	Sales of $2.6 billion up 4% versus prior year

•	EPS up one percent to $1.42* on non-GAAP continuing operations

•	First quarter of Indura operating results

•	Exiting polyurethane intermediates business and restructuring photovoltaic business

•	Awarded two new oxygen contracts for coal gasification in China

•	Announced energy-for-waste investment in the UK

Full Year Summary

•	Sales of $9.6 billion down 1%

•	EPS of $5.40* up 1%

•	Record capital spending of $2.8* billion

•	Dividend increased for 30th consecutive year

LEHIGH VALLEY, Pa. (October 19, 2012) – Air Products (NYSE:APD) today reported net income of $305 million* and diluted earnings per share (EPS) of $1.42* on a non-GAAP, continuing operations basis, for its fiscal fourth quarter ended September 30, 2012. This excludes: an after-tax impairment charge of $127 million, or $0.59 per share, for the restructuring of our photovoltaic business; an after-tax charge of $35 million, or $0.16 per share, for exiting the polyurethane intermediates business; and an after-tax charge of $6 million, or $0.03 per share, to write-down assets following a customer bankruptcy and mill shutdown.

On a GAAP basis, net income and diluted EPS from continuing operations were $137 million and $0.64, respectively, for the quarter.

The discussion of fourth quarter results and guidance in this release is based on non-GAAP continuing operations. A reconciliation to GAAP results can be found at the end of this release.*

Fourth Quarter Financial Results

Fourth quarter revenues of $2,606 million increased four percent versus prior year. On an underlying basis, sales were up four percent on higher volumes in the Tonnage Gases, Equipment and Energy, and Electronics and Performance Materials segments. Acquisitions contributed six percent, which was offset by lower energy pass-through and a stronger dollar. Operating income of $408 million was up three percent versus prior year. Operating margin of 15.7 percent was down 10 basis points.

Sequential sales grew 11 percent, with underlying sales up three percent on higher volumes in the Tonnage Gases, Equipment and Energy, and Electronics and Performance Materials segments. Acquisitions contributed six percent. Operating income grew three percent sequentially.

For fiscal 2012, sales of $9,612 million decreased one percent, with base volume growth and acquisitions more than offset by lower energy pass-through and a stronger dollar. Operating income of $1,534 million was down one percent and diluted EPS of $5.40 increased one percent from the prior year.

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Commenting on the fiscal year, John McGlade, chairman, president and chief executive officer, said, “The fourth quarter was a continuation of the economic trends that we have seen throughout the year, with global manufacturing growth continuing to slow. This has led to weak volumes in 2012, which we have been able to offset with increased productivity and cost reductions.

“During this past year we made a number of portfolio moves, including selling our European homecare business, purchasing Indura to enhance our Latin American position; buying the other half of our DA NanoMaterials joint venture; and taking a 25% stake in AHG, the largest industrial gases company in Saudi Arabia. In this most recent quarter, we continued our efforts to further position ourselves for the future by exiting our polyurethane intermediates business and restructuring our photovoltaic businesses.”

•

Merchant Gases sales of $1,017 million increased eight percent on the prior year primarily due to the Indura acquisition, which was partially offset by a stronger dollar. Underlying sales decreased three percent, with positive pricing more than offset by weaker volumes. Operating income of $161 million declined five percent versus prior year. Sequential sales increased 16%, again due to Indura, with modest volume gains offset by a stronger dollar. Sequential operating income declined two percent.

•

Tonnage Gases sales of $846 million decreased four percent versus the prior year, with higher base business and new project volumes more than offset by lower energy pass-through and a stronger dollar. Operating income of $141 million was down seven percent versus prior year, with volume growth and lower operating costs offset by less income from polyurethane intermediates and favorable prior year contract modifications. Sequential sales increased 10 percent, driven by higher volumes and higher energy pass-through. Sequential operating income was up five percent, with higher volumes more than offsetting lower income from polyurethane intermediates.

•

Electronics and Performance Materials sales of $617 million were up five percent versus prior year, with the DA NanoMaterials acquisition contributing four percent. Underlying volumes were four percent higher and more than offset lower pricing and a stronger dollar. Operating income of $85 million was down seven percent versus prior year, with higher volumes and improved productivity offset by higher inventory costs. Sequential sales were up two percent on higher volumes and operating income decreased six percent, again due to the inventory impact.

•

Equipment and Energy sales of $126 million and operating income of $18 million increased 32 percent and 54 percent respectively, due to higher sales from large air separation units and better cost performance. Sequentially, sales increased 33 percent on higher ASU and LNG activity and operating income was up 81 percent on higher LNG activity. The sales backlog is up 35 percent versus prior year on continued LNG project orders.

Outlook

Looking ahead, McGlade said, “We are starting our 2013 fiscal year with weak economic momentum worldwide. Our focus will be on taking actions in the areas that we believe can have the greatest impact on improving margins and returns. They include loading our Merchant assets, executing our new Tonnage investments on time and on budget; continuing to make improvements in our Electronics and Performance Materials segment and achieving even better productivity.”

The company today announced initial guidance for fiscal year 2013 EPS in the range of $5.65 to $5.85 per share. For the first quarter of fiscal 2013 ending December 31, 2012, EPS is expected to be between $1.26 and $1.31 per share.

The company also announced that it expects capital spending in fiscal year 2013 to be between $2.0 and $2.2 billion.

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Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on October 19 by calling 719-325-2388 and entering pass code 4469565, or listen on the Web at: http://investors.airproducts.com/phoenix.zhtml?c=92444&p=teleconference

About Air Products

Air Products (NYSE:APD) provides atmospheric, process and specialty gases; performance materials; equipment; and technology. For over 70 years, the company has enabled customers to become more productive, energy efficient and sustainable. More than 20,000 employees in over 50 countries supply innovative solutions to the energy, environment and emerging markets. These include semiconductor materials, refinery hydrogen, coal gasification, natural gas liquefaction, and advanced coatings and adhesives. In fiscal 2012, Air Products had sales approaching $10 billion. For more information, visit www.airproducts.com.

Note: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance, projections, targets and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, deterioration in global or regional economic and business conditions; weakening demand for the Company’s products and services; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the success of commercial negotiations; asset impairments or losses due to a decline in profitability of or demand for certain of the Company’s products or businesses, or specific product or customer events; the impact of competitive products and pricing; interruption in ordinary sources of supply of raw materials; the ability to recover unanticipated increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory activities; successful development and market acceptance of new products and applications; the ability to attract, hire and retain qualified personnel in all regions of the world where the Company operates; the success of productivity programs; the success and impact of restructuring and cost reduction initiatives; achieving anticipated acquisition synergies; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; the continued availability of capital funding sources for all of the Company’s foreign operations; the impact of environmental, tax or other legislation and regulations in jurisdictions in which the Company and its affiliates operate; the impact of new or changed financial accounting guidance; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10K for its fiscal year ended September 30, 2011. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this document to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

Media Inquiries:

George Noon, tel: (610) 481-1990; e-mail: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; e-mail: mooresr@airproducts.com.

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*	The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our baseline performance on a comparable basis. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS

Continuing Operations

	Q4					YTD
	Operating Income	Operating Margin		Income	Diluted EPS	Operating Income	Diluted EPS
2012 GAAP	$157.9	6.1%		$137.1	$.64	$1,282.4	$4.66
2011 GAAP	395.4	15.8%		304.2	1.41	1,508.1	5.22
Change GAAP	$(237.5)	(970	bp)	$(167.1)	$(.77)	$(225.7)	$(.56)
% Change GAAP	(60)%			(55)%	(55)%	(15)%	(11)%

2012 GAAP	$157.9	6.1%		$137.1	$.64	$1,282.4	$4.66
PV market actions (tax impact $59.0) (a)	186.0	7.1%		127.0	.59	186.0	.59
Cost reduction plan (tax impact $26.2) (b)	—	—		—	—	86.8	.28
PUI business actions (tax impact $19.8) (c)	54.6	2.1%		34.8	.16	54.6	.16
Customer bankruptcy (tax impact $3.7) (d)	9.8	.4%		6.1	.03	9.8	.03
Gain on previously held equity interest (tax impact $31.3) (e)	—	—		—	—	(85.9)	(.25)
Q1 Spanish tax settlement	—	—		—	—	—	.20
Q2 Spanish tax ruling	—	—		—	—	—	(.27)
2012 Non-GAAP Measure	$408.3	15.7%		$305.0	$1.42	$1,533.7	$5.40

2011 GAAP	$395.4	15.8%		$304.2	$1.41	$1,508.1	$5.22
Net loss on Airgas transaction (tax impact $16.9) (f)	—	—		—	—	48.5	.14
2011 Non-GAAP Measure	$395.4	15.8%		$304.2	$1.41	$1,556.6	$5.36
Change Non-GAAP Measure	$12.9	(10	bp)	$.8	$.01	$(22.9)	$.04
% Change Non-GAAP Measure	3%			—%	1%	(1)%	1%

2012 Q4 vs. 2012 Q3	Operating Income
2012 Q4 GAAP	$157.9
2012 Q3 GAAP	482.8
Change GAAP	$(324.9)
% Change GAAP	(67)%

2012 Q3 GAAP	$482.8
Gain on previously held equity interest (tax impact $31.3) (e)	(85.9)
2012 Q3 Non-GAAP Measure	$396.9
Change Non-GAAP Measure	$11.4
% Change Non-GAAP Measure	3%

(a)	Based on average statutory tax rate of 31.7%
(b)	Based on average statutory tax rate of 30.2%
(c)	Based on average statutory tax rate of 36.3%
(d)	Based on average statutory tax rate of 37.6%
(e)	Based on average statutory tax rate of 36.4%
(f)	Based on statutory tax rate of 36.57%, including impact of tax rate adjustment for 2010 and first quarter 2011 costs

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ELECTRONICS AND PERFORMANCE MATERIALS

2012 Q4 vs. 2012 Q3	Operating Income
2012 Q4 GAAP	$85.3
2012 Q3 GAAP	176.7
Change in GAAP	$(91.4)
% Change GAAP	(52)%

2012 Q4 GAAP	$85.3
2012 Q4 Non-GAAP Measure	$85.3

2012 Q3 GAAP	$176.7
Gain on previously held equity interest	(85.9)
2012 Q3 Non-GAAP Measure	$90.8

Change Non-GAAP Measure	$(5.5)
% Change Non-GAAP Measure	(6)%

Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities, if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

	FY 2012	2013 Forecast
Capital expenditures – GAAP basis	$2,559.8	$1,750-1,850
Capital lease expenditures	212.2	250-350
Purchase of noncontrolling interest	6.3	—
Capital expenditures – Non-GAAP basis	$2,778.3	$2,000-2,200

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars, except for share data)	2012	2011	2012	2011
Sales	$2,605.8	$2,506.2	$9,611.7	$9,673.7
Cost of sales	1,923.0	1,854.8	7,051.9	7,098.3
Selling and administrative	248.0	238.7	946.8	941.7
Research and development	36.1	32.4	126.4	118.8
Business restructuring and cost reduction plans	240.6	—	327.4	—
Gain on previously held equity interest	—	—	85.9	—
Net loss on Airgas transaction	—	—	—	48.5
Customer bankruptcy	9.8	—	9.8	—
Other income, net	9.6	15.1	47.1	41.7
Operating Income	157.9	395.4	1,282.4	1,508.1
Equity affiliates’ income	39.5	55.1	153.8	154.3
Interest expense	38.9	28.6	123.7	115.5
Income from Continuing Operations before Taxes	158.5	421.9	1,312.5	1,546.9
Income tax provision	17.8	103.4	287.3	375.3
Income from Continuing Operations	140.7	318.5	1,025.2	1,171.6
Income from Discontinued Operations, net of tax	1.6	20.6	168.1	89.9
Net Income	142.3	339.1	1,193.3	1,261.5
Less: Net Income Attributable to Noncontrolling Interests	3.6	14.3	26.0	37.3
Net Income Attributable to Air Products	$138.7	$324.8	$1,167.3	$1,224.2

Net Income Attributable to Air Products
Income from continuing operations	$137.1	$304.2	$999.2	$1,134.3
Income from discontinued operations	1.6	20.6	168.1	89.9
Net Income Attributable to Air Products	$138.7	$324.8	$1,167.3	$1,224.2

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.65	$1.44	$4.73	$5.33
Income from discontinued operations	.01	.10	.80	.42
Net Income Attributable to Air Products	$.66	$1.54	$5.53	$5.75

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.64	$1.41	$4.66	$5.22
Income from discontinued operations	.01	.10	.78	.41
Net Income Attributable to Air Products	$.65	$1.51	$5.44	$5.63

Weighted Average of Common Shares Outstanding (in millions)	211.9	211.2	211.2	213.0
Weighted Average of Common Shares Outstanding Assuming Dilution (in millions)	215.0	215.3	214.7	217.6
Dividends Declared Per Common Share – Cash	$.64	$.58	$2.50	$2.23

Other Data from Continuing Operations
Depreciation and amortization	$220.3	$206.7	$840.8	$834.3
Capital expenditures on a Non-GAAP basis (see page 13 for reconciliation)	1,116.4	402.9	2,778.3	1,539.4

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 September 2012	30 September 2011
Assets
Current Assets
Cash and cash items	$454.4	$421.4
Trade receivables, net	1,544.7	1,361.6
Inventories	786.6	670.2
Contracts in progress, less progress billings	190.8	146.7
Prepaid expenses	81.7	77.5
Other receivables and current assets	342.7	269.2
Current assets of discontinued operations	15.6	243.2
Total Current Assets	3,416.5	3,189.8
Investment in net assets of and advances to equity affiliates	1,175.7	1,011.6
Plant and equipment, at cost	18,046.2	16,858.8
Less: accumulated depreciation	9,805.6	9,636.1
Plant and equipment, net	8,240.6	7,222.7
Goodwill	1,598.4	796.2
Intangible assets, net	761.6	260.5
Noncurrent capital lease receivables	1,328.9	1,042.8
Other noncurrent assets	393.6	478.2
Noncurrent assets of discontinued operations	27.2	288.9
Total Noncurrent Assets	13,526.0	11,100.9
Total Assets	$16,942.5	$14,290.7

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,930.1	$1,599.7
Accrued income taxes	48.5	65.0
Short-term borrowings	633.4	561.8
Current portion of long-term debt	74.3	72.2
Current liabilities of discontinued operations	6.0	43.3
Total Current Liabilities	2,692.3	2,342.0
Long-term debt	4,584.2	3,927.5
Other noncurrent liabilities	1,995.1	1,500.0
Deferred income taxes	665.4	558.2
Noncurrent liabilities of discontinued operations	.2	24.3
Total Noncurrent Liabilities	7,244.9	6,010.0
Total Liabilities	9,937.2	8,352.0

Redeemable Noncontrolling Interest	392.5	—

Total Air Products Shareholders’ Equity	6,466.7	5,795.8
Noncontrolling Interests	146.1	142.9
Total Equity	6,612.8	5,938.7
Total Liabilities and Equity	$16,942.5	$14,290.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended
	30 September
(Millions of dollars)	2012	2011
Operating Activities
Net Income	$1,193.3	$1,261.5
Less: Net income attributable to noncontrolling interests	26.0	37.3
Net income attributable to Air Products	$1,167.3	$1,224.2
Income from discontinued operations	(168.1)	(89.9)
Income from continuing operations attributable to Air Products	$999.2	$1,134.3
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	840.8	834.3
Deferred income taxes	65.2	185.7
Benefit from Spanish tax ruling	(58.3)	—
Gain on previously held equity interest	(85.9)	—
Undistributed earnings of unconsolidated affiliates	(53.6)	(47.5)
Gain on sale of assets and investments	(8.4)	(14.6)
Share-based compensation	43.8	44.8
Noncurrent capital lease receivables	(282.5)	(272.5)
Net loss on Airgas transaction	—	48.5
Payment of Airgas acquisition-related costs	—	(156.2)
Write-down of long-lived assets associated with restructuring / customer bankruptcy	80.2	—
Other adjustments	124.5	68.2
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(55.1)	(53.8)
Inventories	1.3	(107.5)
Contracts in progress, less progress billings	(42.9)	16.7
Other receivables	(18.3)	8.0
Payables and accrued liabilities	249.7	(29.8)
Other working capital	(34.6)	51.8
Cash Provided by Operating Activities	1,765.1	1,710.4
Investing Activities
Additions to plant and equipment	(1,521.0)	(1,309.3)
Acquisitions, less cash acquired	(863.4)	(10.8)
Investment in and advances to unconsolidated affiliates	(175.4)	(45.8)
Proceeds from sale of Airgas stock	—	94.7
Proceeds from sale of assets and investments	52.5	81.6
Change in restricted cash	76.1	19.8
Other investing activities	(4.0)	—
Cash Used for Investing Activities	(2,435.2)	(1,169.8)
Financing Activities
Long-term debt proceeds	900.4	409.8
Payments on long-term debt	(490.6)	(187.1)
Net increase in commercial paper and short-term borrowings	9.8	234.3
Dividends paid to shareholders	(514.9)	(456.7)
Purchase of treasury shares	(53.1)	(649.2)
Proceeds from stock option exercises	124.3	148.2
Excess tax benefit from share-based compensation	31.0	47.6
Payment for subsidiary shares from noncontrolling interests	(58.4)	—
Other financing activities	(26.9)	(31.5)
Cash Used for Financing Activities	(78.4)	(484.6)
Discontinued Operations
Cash provided by operating activities	33.6	42.8
Cash provided by (used for) investing activities	765.4	(42.4)
Cash provided by financing activities	—	.1
Cash Provided by Discontinued Operations	799.0	.5
Effect of Exchange Rate Changes on Cash	(18.6)	(8.3)
Increase in Cash and Cash Items	31.9	48.2
Cash and Cash Items – Beginning of Year	422.5	374.3
Cash and Cash Items – End of Period	454.4	422.5
Less: Cash and Cash Items – Discontinued Operations	—	1.1
Cash and Cash Items – Continuing Operations	$454.4	$421.4

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2012	2011	2012	2011
Sales to External Customers
Merchant Gases	$1,017.0	$940.5	$3,662.4	$3,664.9
Tonnage Gases	846.0	882.8	3,206.7	3,316.7
Electronics and Performance Materials	616.5	587.2	2,322.5	2,291.5
Equipment and Energy	126.3	95.7	420.1	400.6
Segment and Consolidated Totals	$2,605.8	$2,506.2	$9,611.7	$9,673.7

Operating Income
Merchant Gases	$160.6	$168.7	$644.0	$668.9
Tonnage Gases	140.9	151.8	512.0	503.1
Electronics and Performance Materials (A)	85.3	91.6	425.6	361.1
Equipment and Energy	17.7	11.5	44.6	62.8
Segment Total	$404.5	$423.6	$1,626.2	$1,595.9
Business restructuring and cost reduction plans (B)	(240.6)	—	(327.4)	—
Net loss on Airgas transaction	—	—	—	(48.5)
Customer bankruptcy	(9.8)	—	(9.8)	—
Other (C)	3.8	(28.2)	(6.6)	(39.3)
Consolidated Total	$157.9	$395.4	$1,282.4	$1,508.1

(A)	Includes the gain on remeasuring our previously held equity interest in DA NanoMaterials. For additional information, see Note 3, Business Combinations.
(B)	Information about how this charge related to the businesses at the segment level is discussed in Note 2, Business Restructuring and Cost Reduction Plans.
(C)	Includes stranded costs resulting from discontinued operations.

	30 September	30 September
(Millions of dollars)	2012	2011
Identifiable Assets (D)
Merchant Gases	$6,428.5	$4,579.6
Tonnage Gases	5,059.8	4,464.3
Electronics and Performance Materials	2,930.3	2,488.9
Equipment and Energy	379.3	335.6
Segment Total	$14,797.9	$11,868.4
Other	926.1	878.6
Discontinued operations	42.8	532.1
Consolidated Total	$15,766.8	$13,279.1

(D)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. DISCONTINUED OPERATIONS

In January 2012, the Board of Directors authorized the sale of our Homecare business, which had previously been reported as part of the Merchant Gases operating segment.

On 8 January 2012, we reached an agreement for The Linde Group to purchase our Homecare business in Belgium, Germany, France, Portugal and Spain. This business represented approximately 80% of our total Homecare business revenues.

The transaction with Linde closed on 30 April 2012. Total sale proceeds of €590 million ($777) were received in cash at closing. This amount included contingent proceeds of €110 million ($144) related to the outcome of certain retender arrangements. The gain related to the contingent proceeds is deferred in other noncurrent liabilities and will be recognized in the results of discontinued operations when the contingencies are resolved and the final proceeds are realized per the terms of the agreement. We are also entitled to additional cash proceeds based upon collection of accounts receivable. As of 30 September 2012, €26 million ($32) was received and we anticipate receipt of the remaining €6 million ($8) during the next fiscal year. A gain of $207.4 ($150.3 after-tax, or $.70 per share) was recognized on the sale of this business in the third quarter of fiscal year 2012.

We are actively marketing the remaining portion of the Homecare business, which is primarily in the United Kingdom. We hope to close on the sale of this business before the end of calendar year 2012. In the third quarter of 2012, we recorded an impairment charge of $33.5 ($29.5 after-tax, or $.14 per share) to write down the remaining business to its estimated net realizable value. Additional charges may be recorded in future periods dependent upon the timing and method of ultimate disposition.

The Homecare business is being accounted for as a discontinued operation. The results of operations and cash flows of this business have been removed from the results of continuing operations for all periods presented. The assets and liabilities of discontinued operations have been reclassified and are segregated in the consolidated balance sheets.

2. BUSINESS RESTRUCTURING AND COST REDUCTION PLANS

In 2012, the company recorded an expense of $327.4 ($222.4 after-tax, or $1.03 per share) for business restructuring actions and cost reduction plans in our Polyurethane Intermediates, Electronics and European Merchant businesses. The net loss is reflected on the consolidated income statements as “Business Restructuring and Cost Reduction Plans.” The charges for these plans are excluded from segment operating income.

During the second quarter of 2012, we recorded an expense of $86.8 ($60.6 after-tax, or $.28 per share) for actions to remove stranded costs resulting from our decision to exit the Homecare business, the reorganization of the Merchant business and actions we are taking to right size our European cost structure in light of the challenging economic outlook. This charge includes $80.8 for severance and other costs associated with the elimination of approximately 600 positions and $6.0 for the write-down of certain assets. The charge relates to the businesses at the segment level as follows: $77.3 in Merchant Gases, $3.8 in Tonnage Gases, and $5.7 in Electronics and Performance Materials. The planned actions are expected to be completed by the end of the second quarter of fiscal year 2013.

During the fourth quarter of 2012, we completed actions in the Polyurethane Intermediates (PUI) business to improve costs resulting in a net expense of $54.6 ($34.8 after-tax, or $.16 per share). The company sold certain assets and the rights to a supply contract for $32.7 in cash at closing. A supply arrangement with terms at fair market value was established with the buyer to serve the retained product supply contracts so that our PUI production facility in Pasadena, TX could permanently close. In connection with these actions, we recognized an expense of $26.6, for the net book value of assets sold and those committed to be disposed other than by sale. The remaining charge was primarily related to contract terminations and an environmental liability. The PUI facility will be dismantled, with completion expected in fiscal year 2013. The costs to dismantle will be expensed as incurred and reflected in continuing operations in the Tonnage Gases business segment. Since we will have material ongoing involvement with the business through retained PUI product supply contracts, the results of this business will continue to be reflected in continuing operations in the Tonnage Gases Segment.

During the fourth quarter of 2012, we completed an assessment of our position in the photovoltaic (PV) market resulting in $186.0 of expense ($127.0 after-tax, or $.59 per share) primarily related to the Electronics and Performance Materials business segment. Air Products supplies the PV market with both bulk and onsite supply of gases including silane. The PV market has not developed as expected and as a result, the market capacity to produce silane is expected to exceed demand for the foreseeable future. As a result, we have entered into negotiations to terminate a long-term, take-or-pay contract. We recorded a charge of $93.5 for an offer that we made to terminate the contract. Although a settlement could differ from this amount, we do not expect it to be material to our financial position. It is uncertain when a settlement will be reached. The remaining charge was recorded in connection with the expected loss on purchase commitments, the disposal of certain assets serving PV and Electronics customers, the write-down of inventory to its net realizable value, and the write-down of accounts receivable.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

3. BUSINESS COMBINATIONS

Indura S.A.

On 1 July 2012, we acquired a 51.8% controlling equity interest in the outstanding shares of Indura S.A., from the majority shareholder. On 3 July 2012, we acquired an additional 13.0% equity interest from other shareholders. Following the acquisition date, 100% of the Indura S.A. results are consolidated in our financial statements. The portion of the business that is not owned by the company is recorded as noncontrolling interests. We paid cash consideration in Chilean pesos (CLP) of 345.5 billion ($690) and assumed debt of CLP113.8 billion ($227) for these interests. This preliminary purchase price is subject to working capital and debt adjustments which have not yet been completed. Under the purchase agreement, we have a commitment to purchase an additional 2.0% equity interest within twelve months of the acquisition date. The agreement also provides the largest minority shareholder a right to exercise a put option to require Air Products to purchase up to a 30.5% equity interest during the two-year period beginning on 1 July 2015, at a redemption value equal to fair market value (subject to a minimum price based upon the acquisition date value escalated by an inflation factor). Prior to the acquisition, Indura S.A. was the largest independent industrial gas company in South America. Indura S.A.’s integrated gas and retail business comprises packaged gases and hardgoods, liquid bulk, healthcare and on-sites.

The acquisition of Indura S.A. was accounted for as a business combination. The results of Indura S.A. have been consolidated within our Merchant Gases business segment. For the quarter ended 30 September 2012, our Merchant Gases business segment includes Indura S.A. revenues of $140.0 and operating income of $9.3, which is net of acquisition related costs we incurred of $5.6.

DuPont Air Products NanoMaterials LLC

On 29 February 2012, we entered into a definitive agreement with E.I. DuPont de Nemours and Co., Inc. to acquire their 50% interest in our joint venture, DuPont Air Products NanoMaterials LLC (DA NanoMaterials). DA NanoMaterials’ revenues for calendar year 2011 were approximately $90.

The acquisition closed on 2 April 2012 for $158 ($147 net of cash acquired of $11) and was accounted for as a business combination. Beginning in the third quarter of 2012, the results of DA NanoMaterials were consolidated within our Electronics and Performance Materials business segment.

Prior to the acquisition date, we accounted for our 50% interest in DA NanoMaterials as an equity-method investment. The fiscal year ended 30 September 2012 includes a gain of $85.9 ($54.6 after-tax, or $.25 per share) as a result of revaluing our previously held equity interest to fair market value as of the acquisition date. This gain is reflected on the consolidated income statements as “Gain on previously held equity interest.”

4. INCOME TAXES

Q1 Spanish Tax Settlement

We were challenged by the Spanish tax authorities over income tax deductions taken by certain of our Spanish subsidiaries during fiscal years 2005-2011. Although we continue to believe that all positions taken were compliant with applicable laws, in November 2011 we reached a settlement with the Spanish tax authorities for €41.3 million ($56) in resolution of all tax issues under examination. Of this settlement, $43.8 ($.20 per share) increased our income tax expense and had a 3.3% impact on our effective tax rate for the fiscal year ended 30 September 2012. The cash payment for the settlement was principally paid in January 2012.

Q2 Spanish Tax Ruling

As of 30 September 2011, our unrecognized tax benefits included an amount related to certain transactions of a Spanish subsidiary for years 1991 and 1992, a period before we controlled this subsidiary. In March 2009, the Spanish appeals court (Audiencia Nacional) ruled in favor of our Spanish subsidiary. The Spanish government appealed this court decision to the Spanish Supreme Court, and as a result, we did not reverse the liability accrued for these unrecognized tax benefits. On 25 January 2012, the Spanish Supreme Court released its decision affirming the decision of the Audiencia Nacional in favor of our Spanish subsidiary. As a result, in the second quarter of 2012, we recorded a reduction in income tax expense of $58.3 ($.27 per share), including interest and penalties, and a reduction in unrecognized tax benefits. The reduction in income tax expense had a 4.4% impact on our effective tax rate for the fiscal year ended 30 September 2012.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Unaudited)

5. CUSTOMER BANKRUPTCY

As a result of events which occurred during the fourth quarter of 2012, we recognized a charge of $9.8 ($6.1 after-tax, or $.03 per share) primarily related to the write-off of onsite assets due to a customer bankruptcy and mill shutdown. The customer, which received products from the Tonnage Gases segment, filed for bankruptcy in May 2012. Sales and operating income associated with this customer are not material to the Tonnage Gases segment’s results. We do not expect to recognize additional charges related to this customer.

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RECONCILIATION

NON-GAAP MEASURE

(Unaudited)

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases and purchases of noncontrolling interests. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases, and such spending is reflected as a use of cash within cash provided by operating activities, if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and will be reflected as a financing activity in the statement of cash flows.

The presentation of this non-GAAP measure is intended to enhance the usefulness of information by providing a measure which our management uses internally to evaluate and manage our expenditures.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of dollars)	2012	2011	2012	2011
Capital expenditures – GAAP basis	$1,044.1	$376.5	$2,559.8	$1,365.9
Capital lease expenditures	72.3	26.4	212.2	173.5
Purchase of noncontrolling interests	—	—	6.3	—
Capital expenditures – Non-GAAP basis	$1,116.4	$402.9	$2,778.3	$1,539.4